Exhibit 99.28

July 29, 2005	$1,800,000.00
PROMISSORY NOTE
READY MIX, INC., a Nevada corporation (the “Company”), for value received, hereby promises to pay to Lee Canyon Mining Company, LLC, a Nevada limited liability company (the “Holder”), or its assigns, the principal sum of ONE MILLION EIGHT HUNDRED THOUSAND DOLLARS ($1,800,000.00) plus interest to be computed from the date of this Note at the Applicable Rate (as defined in Section 2 hereof). This Note is payable in eighty-four (84) monthly installments, the first eighty-three (83) being in the principal amount of TWENTY-ONE THOUSAND FOUR HUNDRED TWENTY-EIGHT AND 57/100 DOLLARS ($21,428.57) plus interest accrued at the Applicable Rate. The first installment is payable on August 29, 2005 and each subsequent installment is payable on the twenty-nine (29th) day of every succeeding calendar month thereafter until July 29, 2012 (the “Maturity Date”) at which time the amount of the balance of principal and accrued interest at the Applicable Rate then owing on this Note will be due and payable. If any installment on this Note becomes due on a Saturday, Sunday, or day upon which banks in the State of Nevada are not open for business, the payment will be made on the next succeeding day (a “Business Day”) and such extension of time shall in such case be included in computing interest in connection with the installment payment.
The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:
     1. No Prepayment Penalty. The principal amount of this Note may be paid in whole or in part by Company at its election at any time prior to the Maturity Date without penalty.
     2. Interest. The outstanding principal and interest of this Note shall accrue interest at the rate (the “Applicable Rate”) equal to one and one-half percent (1.5%) per annum more than the “Prime Rate” from time to time published in the “Money Rates” section of The Wall Street Journal as being the average “Prime Rate” (or, if more than one average rate is published as the average Prime Rate, then the highest of such rates). The Applicable Rate will change as of the first Business Day of each calendar quarter. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed.
     3. Events of Default. This Note is secured by a Deed of Trust (“Deed of Trust”) of even date herewith. Should any event of default, as hereinafter defined, occur, the whole sum of principal and interest hereunder shall, with notice required by applicable Nevada law, immediately become due at the option of the Holder. Either of the following shall constitute an “Event of Default” hereunder:

          (a) default in payment of any installment of principal or interest hereunder that continues ten (10) days after receipt of written notice given by the Holder to Company; or
          (b) default in performance of any obligation contained herein or in the Deed of Trust that continues thirty (30) days after receipt of written notice given by the Holder to Company; provided, however, if such default is not capable of being cured within thirty (30) days, then within such additional time as may be reasonably required to complete the same provided that, during said thirty (30) day period Company commences its cure of the default and thereafter prosecutes the same to completion with reasonable diligence.
     4. Remedies.
          (a) Upon the occurrence of any Event of Default, Holder may, with the notice required by applicable Nevada law, declare this Note (principal, interest and other amounts) immediately due and payable and further exercise any rights and remedies under applicable Nevada law.
          (b) Holder may, by written notice to Company, at any time and from time to time, waive any Event of Default which shall be for such period and subject to such conditions as shall be specified in any such notice. In the case of any such waiver, Holder and Company shall be restored to their former position and rights hereunder, and any Event of Default or so waived shall be deemed to be cured and not continuing; but no such waiver shall extend to or impair any subsequent or other Event of Default. No failure to exercise, and no delay in exercising, on the part of Holder of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of Holder herein provided are cumulative and not exclusive of any rights or remedies provided by law.
          (c) Company irrevocably waives presentment, protest, notice of intent to accelerate, demand, notice of dishonor or default, notice of acceptance of this Note, extensions granted or other action taken in reliance hereon, and all other demands and notices of any kind in connection with this Note.
     5. Transfer: Successors and Assigns. The rights and obligations of Company and the Holder of this Note shall be binding upon and inure to the benefit of the successors, assigns and transferees of Company.
     6. Amendments and Waivers. This Note and any provision hereof may be amended, waived, discharged or terminated only by an instrument in writing signed by Company and the Holder. Any amendment or waiver effected in accordance with this Section 6 shall be binding upon Company, Holder and each transferee of the Note.

     7. Company’s Right of Termination. Company’s obligation to pay the principal and interest under this Note can be terminated under the following circumstances by written notice given to the Holder at any time:
          (a) Company is unable to enter into a subsequent mineral sale agreement (without making a competitive bid) with the United States Department of the Interior, Bureau of Land Management (“BLM”) to mine 200,000 cubic yards of sand and gravel per year from property once licensed to the Holder and known as the “Lee Canyon Pit”.
          (b) A right of way for ingress and egress from a public road into the Lee Canyon Pit does not remain in full force and effect.
          (c) The National Park Service of the United States precludes Company’s regular use of well water.
          (d) The right of way for the well pipeline at the Lee Canyon Pit does not remain in full force and effect.
          (e) Company is unable to obtain any use or air quality permits required by Clark County or the State of Nevada necessary to operate the mining operations at the Lee Canyon Pit.
          (f) The State Engineer does not unconditionally approves the report of conveyance for permit no.67646 to Company.
          Upon such termination, Holder may keep any monthly installments paid prior to the date of termination and Company will deliver a quitclaim deed for the “Property” encumbered by the Deed of Trust to Holder and surrender to the BLM any of the mining rights and rights-of-way associated with the Property. Company will sign any documents required by the Nevada State Engineer, the BLM or the Las Vegas Valley Water District necessary to effect such surrender.

     8. Waiver of Defenses. Company and every endorser of this Note, regardless of the time, order or place of signing, hereby waives presentment, protest or dishonor and all demands of any kind in connection with the delivery, acceptance or performance hereof, and hereby consents to any extension or postponement of the time for payment or any other indulgence.
          IN WITNESS WHEREOF, Company has caused this Note to be signed this 29th day of July, 2005.

READY MIX, INC., a Nevada corporation

By:	/s/ Robert Morris

Name:	Robert Morris

Title:	President

4